EX-28.d.2.b
EXHIBIT A
INVESTMENT ADVISORY AGREEMENT
BETWEEN
NATIONWIDE FUND ADVISORS AND NATIONWIDE MUTUAL FUNDS
Effective August 28, 2007
Amended December         , 2010*

Nationwide Target Destination Funds of the
Trust	Advisory Fees
Nationwide Destination 2010 Fund	0.33% of the Fund’s average daily net assets
Nationwide Destination 2015 Fund
Nationwide Destination 2020 Fund
Nationwide Destination 2025 Fund
Nationwide Destination 2030 Fund
Nationwide Destination 2035 Fund
Nationwide Destination 2040 Fund
Nationwide Destination 2045 Fund
Nationwide Destination 2050 Fund
Nationwide Destination 2055 Fund
Nationwide Retirement Income Fund

*	As approved at a meeting of the Board of Trustees held on September 14, 2010.
     IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE MUTUAL FUNDS

By:
Name:
Title:

ADVISER
NATIONWIDE FUND ADVISORS

By:
Name:
Title: